Exhibit 99.1

IntraLase Corp.

Condensed Consolidated Balance Sheets

(unaudited)

	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$43,845,126	$12,597,242
Marketable securities	42,000,000	69,000,000
Accounts receivable—net of allowance for doubtful accounts of $324,378 (March 31, 2007) and $295,830 (December 31, 2006)	28,613,901	26,879,021
Inventories, net	18,828,868	14,685,136
Prepaid expenses and other current assets	9,266,061	9,826,095

Total current assets	142,553,956	132,987,494

Marketable securities	12,000,000	22,000,000
Property, plant and equipment—net	15,030,193	14,799,103
Equipment under operating leases—net of accumulated depreciation of $1,554,524 (March 31, 2007) and $1,777,035 (December 31, 2006)	3,836,014	3,500,192
Deferred income taxes	7,486,751	7,486,751
Other assets	10,018,975	6,890,566

Total	$190,925,889	$187,664,106

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,436,582	$12,986,530
Accrued expenses	8,970,185	11,151,092
Deferred revenues	5,097,495	4,967,419

Total current liabilities	25,504,262	29,105,041

Other non-current liabilities	4,308,437	4,559,126

Total liabilities	29,812,699	33,664,167

Commitments and Contingencies (Note 8)
Stockholders’ Equity:
Preferred stock, $0.01 par value — 10,000,000 shares issued and authorized and no shares outstanding at March 31, 2007 and December 31, 2006
Common stock, $0.01 par value—45,000,000 shares authorized; 29,666,075 (March 31, 2007) and 28,888,487 (December 31, 2006) shares issued and outstanding	296,661	288,885
Additional paid-in capital	189,919,122	184,486,338
Deferred stock-based compensation	(1,054,587)	(1,119,080)
Receivable from sale of stock to officers and employees	—	(64,529)
Accumulated deficit	(28,048,006)	(29,591,675)

Total stockholders’ equity	161,113,190	153,999,939

Total	$190,925,889	$187,664,106

See accompanying notes to financial statements.

IntraLase Corp.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	March 31, 2007	March 31, 2006
Revenues	$39,319,611	$30,063,054
Cost of goods sold (1)	16,029,019	13,597,186

Gross profit	23,290,592	16,465,868
Operating expenses:
Research and development (1)	5,823,761	3,595,365
Selling, general and administrative (1)	16,217,451	10,484,171

Total operating expenses	22,041,212	14,079,536

Income from operations	1,249,380	2,386,332

Interest and other income (expense), net
Interest expense	(39,284)	(81,844)
Interest income	1,366,456	995,807
Other (expense) income	(3,771)	18,366

Interest and other income (expense), net	1,323,401	932,329

Income before provision for income taxes	2,572,781	3,318,661
Provision for income taxes	1,029,112	92,923

Net income	$1,543,669	$3,225,738

Net income per share – basic	$0.05	$0.11

Net income per share – diluted	$0.05	$0.10

Weighted average shares outstanding – basic	28,943,351	28,221,740

Weighted average shares outstanding – diluted	31,337,442	31,059,792

(1) Amounts include stock-based compensation expense as follows:

Cost of goods sold	$219,086	$134,940
Research and development	644,671	499,002
Selling, general and administrative	1,469,531	958,095

	$2,333,288	$1,592,037

See accompanying notes to financial statements.

IntraLase Corp.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net income	$1,543,669	$3,225,738
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,371,584	1,047,395
Loss on disposition of property, plant, and equipment	1,121	—
Provision for bad debt expense	32,425	32,206
Stock-based compensation	2,333,288	1,592,037
Amortization of technology license	757,929	88,896
Changes in operating assets and liabilities:
Accounts receivable	(1,767,304)	(6,887,000)
Prepaid expenses and other current assets	560,033	(342,141)
Inventories	(4,127,201)	(277,779)
Other assets	(4,337,369)	(1,443,758)
Accounts payable	(1,549,948)	2,421,880
Deferred rent and lease incentives	(329)	(8,498)
Accrued expenses	(3,110,045)	19,105
Income taxes payable	899,176	—
Deferred revenues	(90,321)	304,113

Net cash used in operating activities	(7,483,292)	(227,806)

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,205,215)	(1,187,771)
Proceeds from sale of equipment	3,868	—
Purchase of equipment under operating leases	(754,801)	(108,888)
Purchase of marketable securities	(4,997,962)	(10,000,000)
Proceeds from maturities of marketable securities	41,997,962	7,000,000
Change in restricted cash	451,030	—

Net cash provided by (used in) investing activities	35,494,882	(4,296,659)

Cash flows from financing activities:
Net proceeds from the exercise of stock options	2,124,427	1,044,761
Net proceeds from the issuance of stock under the employee stock purchase plan	1,047,338	—
Net proceeds from collection of receivable—sale of stock to officers and employees	64,529	74,218

Net cash provided by financing activities	3,236,294	1,118,979

Net increase (decrease) in cash and cash equivalents	$31,247,884	$(3,405,486)
Cash and cash equivalents—beginning of period	12,597,242	11,198,665

Cash and cash equivalents—end of period	$43,845,126	$7,793,179

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$39,284	$81,844

Cash paid during the period for income taxes	$75,000	$48,185

Supplemental disclosure of non-cash financing activities:
Shares surrendered for exercise of stock options	$386,619	—

See accompanying notes to financial statements.

1. Basis of Presentation

The information set forth in these financial statements as of March 31, 2007 and December 31, 2006 and for the three months ended March 31, 2007 and 2006, is unaudited and includes the accounts of IntraLase Corp. (the “Company”). The information reflects all adjustments consisting only of normal recurring entries that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Company for the periods indicated. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

Certain information in footnote disclosures normally included in annual financial statements has been condensed or omitted, in accordance with the rules and regulations of the Securities and Exchange Commission for interim financial statements.

The information contained in these interim financial statements should be read in conjunction with the Company’s audited financial statements as of and for the year ended December 31, 2006 contained in the Company’s Annual Report on Form 10-K.

2. Significant Accounting Policies

Revenue Recognition— In the normal course of business, the Company generates revenue through the sale and rental of lasers, the sale of per procedure fees inclusive of a disposable patient interface and maintenance services. Revenue related to sales of the Company’s products and services is recognized as follows:

Laser revenues: Revenues from the sale or lease of lasers are recognized at the time of sale or at the inception of the lease, as appropriate. For laser sales that require the Company to install the product at the customer location, revenue is recognized when the equipment has been delivered, installed and accepted at the customer location. For laser sales to a distributor whereby installation is the responsibility of the distributor, revenue is recognized when the laser is shipped and title has transferred to the distributor. For laser sales in the first quarter of 2006 that were sold prior to the availability of the Company’s 60 kilohertz upgrade, the fair value of the upgrade was deferred and revenue has been or will be subsequently recognized when the upgrade has been delivered, installed and accepted at the customer location. During the third quarter of 2006, a limited number of customers ordered an IntraLase laser with IntraLase Enabled Keratoplasty (“IEK”). For those lasers sold prior to the availability of the Company’s IEK upgrade application, the fair value of the IEK application was deferred and revenue has been or will be subsequently recognized when the upgrade has been delivered, installed and accepted at the customer location. The deferrals for the 60 kilohertz upgrade and the IEK application are consistent with the deferral of the fair value of the Company’s 30 kilohertz upgrade in the second quarter of 2005, prior to availability. The IEK application is not required for laser functionality, but provides an additional application that enables surgeons and eye banks to create corneal incisions for corneal transplant surgery. The 30 and 60 kilohertz upgrades are also not required for laser functionality but do increase the speed of the procedure. The Company does not allow customers, including distributors, to return any products. Some customers finance the purchase or rental of the Company’s lasers over periods up to four years directly from the Company. These financing agreements are classified as either operating leases or sales-type leases as prescribed by SFAS No. 13, Accounting for Leases. Under sales-type lease agreements, where ownership is transferred to the lessee at the end of the lease term, laser revenues are recognized based on the net present value of the contractual lease payments upon installation and customer acceptance. Revenues from lasers under operating leases are recognized as earned over the lease term, commencing immediately after the laser is installed and accepted by the customer.

Per Procedure Fees Inclusive of a Disposable Patient Interface revenues: Per procedure fees inclusive of a disposable patient interface revenue is recognized upon shipment to the customer and when the title has passed in accordance with sales terms. The Company does not allow customers to return product.

Maintenance revenues: Maintenance revenues are derived primarily from maintenance services on the Company’s laser systems sold to customers in the United States of America and some customers in international markets that are not serviced by distributors. Maintenance revenues also include sales of parts and tool kits.

When prepaid maintenance funds are received the Company amortizes the deferred maintenance amounts over the maintenance period. A substantial portion of the Company’s products are sold with one year of maintenance services for which the Company defers an amount equal to its fair value. To the extent the Company determines revenues associated with a specific maintenance contract are not sufficient to recover the estimated costs to provide such maintenance services, the Company accrues for such excess costs upon identification of the associated embedded loss. To date, these embedded losses have been insignificant.

Revenue Recognition under Bundled Arrangements: The Company sells many of its products and services under bundled contract arrangements, which contain multiple deliverable elements. These contractual arrangements typically include the laser and maintenance for which the customer pays a single negotiated price for all elements with separate prices listed in the multiple element customer contracts. Such separate prices may not always be representative of the fair values of those elements, because the prices of the different components of the arrangement may be modified through customer negotiations, although the aggregate consideration may remain the same. Revenues under bundled arrangements are allocated based upon the residual method in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. The Company’s revenue allocation to the deliverables begins by allocating revenues to the maintenance service and upgrades, for the short periods during which upgrades are not available, and lastly by allocating revenue to the laser. There is reliable third-party and entity-specific evidence of the fair value of the maintenance service and upgrades, and the residual method is used to allocate the arrangement consideration to the delivered item (the laser). Fair value evidence for maintenance consists of amounts charged for annual renewals of maintenance agreements by the Company (as maintenance is required for the customer to use the laser), prices the Company’s third party distributors charge their customers and amounts charged for maintenance by excimer laser manufacturers, for which maintenance may be different than the maintenance on the Company’s lasers. Fair value evidence for the upgrades is the average upgrade price received from the Company’s customers for previously installed or ordered similar upgrades.

Stock-Based Compensation— In December 2004, the FASB issued SFAS No. 123R (revised 2004), Share-Based Payment, or SFAS No. 123R. SFAS No. 123R requires that the compensation cost related to share-based payment transactions, measured based on the fair value of the equity or liability instruments issued, be recognized in the financial statements. Effective January 1, 2006, the Company adopted SFAS No. 123R using the modified prospective application method, which provides for only current and future period stock-based compensation awards to be measured and recognized at fair value.

Net Income per Share—Basic net income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding for the period. Diluted net income per share is computed giving effect to all common stock, including options, warrants, common stock subject to repurchase and redeemable convertible preferred stock, if dilutive.

	Three Months Ended March 31,
	2007	2006
Numerator:
Net income	$1,543,669	$3,225,738

Denominator:
Basic net income per share – weighted average shares outstanding	28,943,351	28,221,740

Effect of dilutive securities:
Weighted average dilutive options outstanding	2,394,091	2,838,052

Total weighted-average number of shares used in computing net income per share—diluted	31,337,442	31,059,792

Comprehensive Income—There was no difference between comprehensive income and net income for the three months ended March 31, 2007 and 2006.

Segment Reporting— SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, established standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief decision maker or group, in deciding how to allocate resources and in assessing performance. The Company’s chief decision maker reviews the results of operations and requests for capital expenditures based on one industry segment: producing and selling products and procedures to improve people’s vision through laser vision correction. The Company’s entire revenue and profit stream is generated through this segment.

The following table summarizes revenues by geographic region:

	Three months ended March 31,
	2007	2006
United States	$23,192,125	$18,083,759
Asia Pacific	7,282,699	5,234,916
Europe	8,244,284	5,089,631
Other	600,503	1,654,748

	$39,319,611	$30,063,054

Substantially all of the Company’s long-lived assets are located in the United States.

Recent Accounting Pronouncements— In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the derecognition, classification, interest and penalties, accounting in interim periods and disclosure requirements for uncertain tax positions. The Company adopted the provisions of FIN 48 on January 1, 2007. As a result of the implementation, the Company had no increases or decreases to reserves for uncertain tax positions. There was no effect on the Company’s financial condition, results of operations or cash flows as a result of implementing FIN 48. The Company had approximately $2 million of total gross unrecognized tax benefits at the beginning of 2007 that, if recognized in future periods, would have a favorable affect to the effective tax rate.

The Company conducts business primarily in the United States and files income tax returns in the U.S. Federal, state, and foreign jurisdictions. In the normal course of business, we are subject to examination by Federal, state and local, and foreign authorities. With few exceptions, we are no longer subject to U.S. Federal, state and local, or non-U.S. income tax examinations for years before 2002.

The Company does not anticipate that the total amount of liability for unrecognized tax benefits will change due to the settlement of audits and the expiration of statute of limitations in the next 12 months.

The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits in income tax expense.

3. Cash, Cash Equivalents and Marketable Securities

The Company’s portfolio of cash, cash equivalents and marketable securities are as follows:

	March 31, 2007	December 31, 2006
Cash and money market funds	$43,845,126	$12,597,242
Agency bonds – short-term	42,000,000	69,000,000
Agency bonds – long-term	12,000,000	22,000,000

At March 31, 2007, all of the Company’s investments are classified as held-to-maturity and are reported at amortized cost that approximates fair value as the Company has the positive intent and ability to hold these securities to maturity. As of March 31, 2007 and December 31, 2006, the long term agency bonds had maturity dates within 24 months and all other investments had maturities within 12 months.

4. Revenues

Revenues from product sales are as follows:

	Three months ended March 31,
	2007	2006
Laser revenues	$12,077,386	$14,623,578
Per procedure revenues (inclusive of a disposable patient interface)	23,683,759	13,371,393
Maintenance revenues	3,558,466	2,068,083

	$39,319,611	$30,063,054

5. Inventories

Inventories are as follows:

	March 31, 2007	December 31, 2006
Raw materials	$4,538,519	$5,078,574
Work-in-process	8,542,405	6,642,384
Finished goods	5,747,944	2,964,178

	$18,828,868	$14,685,136

Amounts charged to expense for excess and obsolete inventories were $649,353 and $256,561 for the three months ended March 31, 2007 and 2006, respectively.

6. Other Assets

Other assets are as follows:

	March 31, 2007	December 31, 2006
Notes receivable	$5,786,741	$5,551,566
Other	4,232,234	1,339,000

	$10,018,975	$6,890,566

7. Accrued Expenses

Accrued expenses are as follows:

	March 31, 2007	December 31, 2006
Customer deposits	$848,016	$652,452
Payroll and related accruals	3,406,307	5,586,284
Royalties	1,019,551	1,748,390
Product warranties	454,250	586,250
Other	3,242,061	2,577,716

	$8,970,185	$11,151,092

8. Commitment and Contingencies

Indemnities and Guarantees—During its normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include (i) certain real estate leases, under which the Company may be required to indemnify property owners for general liabilities; and (ii) certain agreements with the Company’s officers; under which the Company may be required to indemnify such persons for liabilities arising out of their employment relationship; (iii) certain agreements with its customers in which the Company provides intellectual property indemnities; and (iv) certain agreements with licensors, under which the Company indemnifies the party granting the license against claims, losses and expenses arising out of the manufacture, use, sale or other disposition of the products the Company manufactures using the licensed technology or patents. The duration of these indemnities and guarantees varies and, in certain cases, is indefinite. The majority of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated to, nor does it expect to make significant payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheets.

Litigation— On June 10, 2004, the Company received notice from Escalon Medical Corp. of its intent to terminate the Company’s license agreement unless the Company paid additional royalties and expenses which Escalon claimed were owed under its interpretation of the parties’ license agreement. Escalon sought payment of approximately $645,000 through March 31, 2004 and additional unspecified amounts for future periods. The Company disputed Escalon’s contract interpretation. On June 21, 2004, the Company filed a complaint against Escalon for declaratory and injunctive relief in the United States District Court for the Central District of California to clarify its obligations and prevent Escalon from terminating the license agreement (the “First California Action”).

On February 27, 2007, the Company entered into a settlement agreement with Escalon under which the parties agreed to settle all disputes and litigation between them. Under the settlement agreement, the Company made a lump sum payment to Escalon of $9.6 million, in exchange for which all pending litigation between the parties was dismissed, the parties exchanged general releases, full ownership of all patents and intellectual property formerly licensed from Escalon was obtained by the Company, and the parties’ license agreement terminated. In addition, the payment satisfied any outstanding royalties owed or alleged to be owed by the Company to Escalon, including disputed royalties, fourth quarter 2006 royalties and all future royalties.

In June, 2004, the Company entered into a two year exclusive distributorship agreement with Veni Vidi (OPHTH) Ltd. (“Veni Vidi”), wherein Veni Vidi was appointed the exclusive distributor of Company products in the UK and Ireland. The agreement, which requires binding arbitration of disputes in Orange County, California, provided that it would automatically renew at the end of the initial two year term, unless either party gave notice to the other of its intention not to renew at least 90 days before the termination date.

In October, 2005, approximately eight months before the contract termination date of June 24, 2006, the Company sent timely written notice to Veni Vidi that it would not renew the distributorship agreement upon expiration of the initial two year term. Accordingly, the Company treated the distributorship contract as terminated as of June 24, 2006, which was exactly two years after the contract commencement date.

On June 9, 2006, in response to threats from Veni Vidi that it would commence litigation against the Company in the UK, the Company, pursuant to the mandatory arbitration provisions of the distributorship agreement, filed a Demand for Arbitration against Veni Vidi in Orange County, California. In its Demand, the Company contended that it properly terminated the agreement and was not in breach. On August 31, 2006, Veni Vidi filed a response and counter-claim to the arbitration demand alleging that the Company improperly terminated the distributor agreement and breached the agreement by improperly contacting customers in its territory. Veni Vidi seeks damages of $7,690,000 as a result of the Company’s alleged conduct, an amount which the Company considers to be wholly without basis. The matter is presently pending as IntraLase Corp. v. Veni Vidi (OPHTH) Ltd., American Arbitration Association, Case No. 50-155-T-00244-06 01 CACA-R (through the International Centre for Dispute Resolution). The Company filed a motion to bifurcate the matter, which motion was granted by the arbitrator. Subsequently, a hearing was held on March 27, 2007, in which the arbitrator decided in the Company’s favor that the Company did have the right to terminate the distribution agreement on June 24, 2006. A further hearing will be held to determine the issue of breach and damages, if any.

The Company believes that Veni Vidi’s counter-claims in the arbitration are without merit, is contesting them vigorously and does not believe that the ultimate resolution of this dispute will have a material impact on its financial position.

The Company is also currently involved in other litigation incidental to its business. In the opinion of management, the ultimate resolution of such litigation will not likely have a significant effect on the Company’s financial statements.

9. Subsequent Events

On January 5, 2007, the Company entered into a definitive agreement to merge with Advanced Medical Optics, Inc., a Delaware corporation (“AMO”). Pursuant to the terms and subject to the conditions set forth in the merger agreement, the Company will continue as a wholly-owned subsidiary of AMO. The Company’s Board of Directors has approved the merger and has recommended it for stockholder approval.

In connection with the merger, each share of common stock that is outstanding at the effective time of the merger will be converted into the right to receive $25.00 in cash without interest. In addition, each outstanding option to purchase common stock that has an exercise price less than $25.00 will be converted into the right to receive $25.00 in cash without interest, less (i) the exercise price of such option and (ii) applicable withholding taxes.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 5, 2007, by and among AMO, Ironman Merger Corporation, a wholly owned subsidiary of AMO, and IntraLase, on April 2, 2007, AMO completed its acquisition of IntraLase for a total consideration of approximately $813 million in cash.